Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Morgan Stanley Dean Witter & Co. (the "Registrant"), related to the Dean Witter START Plan (Saving Today Affords Retirement Tomorrow), dated March 28, 2002 on Form S-8 of our reports dated January 11, 2002, appearing in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 2001.

/s/ Deloitte & Touche LLP
New York, New York
March 28, 2002